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                                                                    EXHIBIT 15.1



March 17, 1999


FDX Corporation
6075 Poplar Avenue
Memphis, Tennessee 38119

We are aware that FDX Corporation will be incorporating by reference in its previously filed Registration Statements No. 333-45037, 333-71065, and 333-74701 its Report on Form 10-Q for the quarter ended February 28, 1999, which includes our report dated March 17, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of these registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                        Very truly yours,




                                                        /s/ Arthur Andersen LLP